Exhibit 99.1
Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders of
AlliedPath, Inc.
San Diego, California
We have audited the accompanying balance sheet of AlliedPath, Inc. (the “Company”) as of December 31, 2009 and the related statement of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2009, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 8, the Company was acquired by IRIS International, Inc. on July 28, 2010.
/s/ BDO USA, LLP
Los Angeles, California
October 12, 2010

AlliedPath, Inc.
Balance Sheet

	June 30,	December 31,
	2010	2009
	(unaudited)
Assets

Current assets
Cash and cash equivalents	$171,964	$178,306
Accounts receivable	13,556	2,480
Prepaid expenses and other	35,251	68,495

Total current assets	220,771	249,281

Property, plant and equipment, at cost
Furniture and equipment	59,198	57,296
Lab benches	68,357	68,357
Tenant improvements	81,307	81,307
Lab equipment	429,854	429,854
Software	9,757	9,757

	648,473	646,571

Less accumulated depreciation	116,203	60,991

	532,270	585,580

Other assets	31,554	31,554

Total assets	$784,595	$866,415

See independent auditor’s report and accompanying notes to financial statements.

AlliedPath, Inc.
Balance Sheet

	June 30,	December 31,
	2010	2009
	(unaudited)
Liabilities and Stockholders’ Deficit

Current liabilities
Accounts payable	$331,807	$141,866
Accrued salaries, vacation and commissions	563,882	313,294
Other accrued expenses	13,076	66,089
Capital lease obligations	53,009	53,805
Convertible notes payable, net of discount	346,643	—
Shareholder loans, net of discount	449,096	281,512

Total current liabilities	1,757,513	856,566

Long-term liabilities
Capital lease obligations	125,606	150,332
Deferred rent	62,049	38,732

Total long-term liabilities	187,655	189,064

Total liabilities	1,945,168	1,045,630

Commitments and Contingencies

Stockholders’ deficit
Common stock, $0.0001 par value; 25,135,000 shares authorized, 5,419,700 shares issued and outstanding	542	542
Preferred Stock, $0.0001 par value; 10,135,000 shares authorized, 6,112,500 and 5,862,500 shares issued and outstanding at June 30, 2010 and December 31, 2009 respectively	611	586
Additional paid-in capital	2,658,330	2,380,912
Accumulated deficit	(3,820,056)	(2,561,255)

Total stockholders’ deficit	(1,160,573)	(179,215)

Total liabilities and stockholders’ deficit	$784,595	$866,415

See independent auditor’s report and accompanying notes to financial statements.

AlliedPath, Inc.
Statements of Operations

Year ended December 31,	2009

Sales	$3,680

Cost of sales	93,763

Gross loss	(90,083)

Research and development expenses	554,203
Selling, general and administrative expenses	1,630,145

Operating loss	(2,274,431)

Other (expense)
Interest expense, net	(3,119)
Other expense	(143)

Total other (expense)	(3,262)

Loss before provision for income taxes	(2,277,693)
Provision for income taxes	800

Net loss	$(2,278,493)

See independent auditor’s report and accompanying notes to financial statements.

AlliedPath, Inc.
Statements of Operations

Six Months ended June 30,	2010	2009
	(unaudited)	(unaudited)
Sales	$25,172	$—

Cost of sales	257,086	—

Gross loss	(231,914)	—

Research and development	44,581	224,950
Selling, general and administrative expenses	940,959	741,325

Operating loss	(1,217,454)	(966,275)

Other income (expense)
Interest income (expense), net	(37,847)	2,070
Other income (expense), net	(2,700)	(143)

Total other income expense)	(40,547)	1,927

Loss before provision for income taxes	(1,258,001)	(964,348)
Provision for income taxes	800	800

Net loss	$(1,258,801)	(965,148)

See accompanying notes to financial statements.

AlliedPath, Inc.
Statements of Stockholders’ Deficit

					Additional
	Common Stock		Preferred Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2008	5,419,700	$542	1,550,000	$155	$613,303	$(282,762)	$331,238

Net loss						(2,278,493)	(2,278,493)

Stock based compensation					22,408		22,408

Stock related discounts on notes and loans payable					20,632		20,632

Issuance of capital			4,312,500	431	1,724,569		1,725,000

Balance, December 31, 2009	5,419,700	542	5,862,500	586	2,380,912	(2,561,255)	(179,215)

Net loss (unaudited)						(1,258,801)	(1,258,801)

Stock based compensation (unaudited)					39,296		39,296

Stock related discounts on notes and loans payable (unaudited)					138,147		138,147

Issuance of capital (unaudited)			250,000	25	99,975		100,000

Balance, June 30, 2010 (unaudited)	5,419,700	$542	6,112,500	$611	$2,658,330	$(3,820,056)	$(1,160,573)

See independent auditor’s report and accompanying notes to financial statements.

AlliedPath, Inc.

Statement of Cash Flows

Year ended December 31,	2009

Cash flows from operating activities
Net loss	$(2,278,493)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	60,826
Stock based compensation and amortization of note discounts associated with warrants	24,522
Changes in operating assets and liabilities:
Accounts receivable	(2,480)
Prepaid expenses and other assets	(78,526)
Accounts payable and accrued expenses	377,999

Net cash used in operating activities	(1,896,152)

Cash flows from investing activities
Purchases of property and equipment	(341,753)

Net cash used in investing activities	(341,753)

Cash flows from financing activities
Proceeds from issuance of shareholder loans	300,000
Proceeds from issuance of preferred stock	1,725,000
Cash payments on capital leases	(25,428)

Net cash provided by financing activities	1,999,572

Net decrease in cash and cash equivalents	(238,333)

Cash and cash equivalents, beginning of year	416,639

Cash and cash equivalents, end of year	$178,306

Supplemental disclosure of noncash investing and financing activities
Purchase of lab equipment financed by capital leases	$240,367

Supplemental disclosure of cash flow information
Cash paid during the year for:
Income taxes	$143
Interest	3,318

See independent auditor’s report and accompanying notes to financial statements.

AlliedPath, Inc.

Statement of Cash Flows

Six months ended June 30,	2010	2009
	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(1,258,801)	$(965,148)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	55,212	16,442
Stock based compensation and amortization of note discounts associated with warrants	60,003	—
Changes in operating assets and liabilities:
Accounts receivable	(11,076)	—
Prepaid expenses and other assets	33,244	(108,349)
Accounts payable and accrued expenses	410,834	84,841

Net cash used in operating activities	(710,584)	(972,214)

Cash flows from investing activities
Purchases of property and equipment	(1,902)	(326,601)

Net cash used in investing activities	(1,902)	(326,601)

Cash flows from financing activities
Proceeds from issuance of shareholder loans and convertible notes, net of repayments	631,667	—
Proceeds from issuance of preferred stock	100,000	1,419,312
Cash payments on capital leases	(25,523)	(10,801)

Net cash provided by financing activities	706,144	1,408,511

Net increase (decrease) in cash and cash equivalents	(6,342)	109,696

Cash and cash equivalents, beginning of period	178,306	416,639

Cash and cash equivalents, end of period	$171,964	$526,331

Supplemental disclosure of noncash investing and financing activities
Purchase of lab equipment financed by capital leases	$—	$233,908

Supplemental disclosure of cash flow information
Cash paid during the year for:
Income taxes	$2,700	$143
Interest	4,066	—

See accompanying footnotes to financial statements.

AlliedPath, Inc.
Footnotes to Financial Statements
1. Nature of Operations
AlliedPath, Inc. (“the Company”) was incorporated in the state of Delaware on October 23, 2008. The Company has develops and performs laboratory tests on solid tumor samples. The Company received their CLIA license in April 2009. The Company processes these tests for doctors, hospitals, and other laboratories in the United States.
2. Summary of Significant Accounting Policies
A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:
Basis of presentation
The financial statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) and include the accounts of the Company.
The June 30, 2010 financials statements do not include all of the information and note disclosures required by accounting principles generally accepted in the United States (“GAAP”). The June 30, 2010 financial statements included herein are unaudited, but in the opinion of management, such financial statements include all adjustments, including normal recurring adjustments, necessary to summarize fairly the Company’s financial position and results of operations for the interim periods. The results reported in these financial statements for the interim periods should not be taken as indicative of results that may be expected for the entire year,
FASB Codification
In June 2009, the FASB issued ASC 105-10 (formerly Statement of Financial Accounting Standard (“SFAS”) No. 168 (“SFAS 168”), The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. ASC 105-10 became the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernment entities. It also modifies the GAAP hierarchy to include only two levels of GAAP; authoritative and non-authoritative.
ASC 105-10 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company’s adoption of ASC 105-10 did not have a material impact on our financial statements.
Cash and Cash Equivalents
Cash and cash equivalents are defined as cash on hand, demand deposits and short-term, highly liquid investments readily convertible to known amounts of cash and which are subject to insignificant risk of changes in value. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.
Property, Plant and Equipment
Property, plant and equipment are stated at cost. The cost of an asset comprises its purchase price and directly attributable costs of bringing the asset to working condition for its intended use. Expenditures for additions, improvements and renewals are capitalized; expenditures for repairs and maintenance are charged to income as incurred. When assets are sold, retired, or otherwise disposed of, their cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in income for the period. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally on a straight-line basis. The estimated lives used in determining depreciation are:

Furniture, equipment, lab benches and equipment, software	3-7 years
Tenant improvements	Shorter of useful life or lease term

AlliedPath, Inc.
Footnotes to Financial Statements, continued
Fully depreciated assets are retained in the accounts until they are disposed of.
Leases
Lease payments under operating leases are recognized as an expense on a straight-line basis over the lease term.
Lease obligations having provisions for bargain purchase options, lease term greater than or equal to 75% of their expected life, ownership transfer at the end of the lease term or minimum lease payments which approximate the fair market value of the property are capitalized as property, plant and equipment in the balance sheets and the related obligations are recognized as liabilities. Depreciation is computed using the straight line method over the estimated useful lives of the leased properties.
Recognition of Revenues
The Company recognizes revenue when realized or when realizable and earned, which is when the following criteria are met: persuasive evidence of an arrangements exists; service has been performed; the sales price is fixed and determinable; and collectability is reasonably assured. The Company records revenue when the service has been performed, the results have been reported, and the insurance has patient or their third party insurer has been billed.
Research and Development Expenditures
Research and development expenditures are charged to operations as incurred.
Stock Based Compensation
The Company accounts for stock based compensation under FASB ASC Topic 718, Compensation — Stock Compensation (“ASC 718”) which requires compensation costs related to share-based transactions, including employee stock options, to be recognized in the financial statements based on fair value.
Income Taxes
The Company accounts for income taxes in accordance with ASC 740-10 (formerly SFAS 109, Accounting for Income Taxes), which requires that the Company recognize deferred tax liabilities for taxable temporary differences and deferred tax assets for deductible temporary differences and operating loss carry-forwards using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit or expense is recognized as a result of changes in net deferred tax assets or deferred tax liabilities.
The Company has adopted the provisions of ASC 740 (formerly FIN No. 48) for the year ended December 31, 2009. The Company evaluates its uncertain tax positions using the provisions of ASC 450 (formerly SFAS No. 5). Accordingly, a loss contingency is recognized when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized.

AlliedPath, Inc.
Footnotes to Financial Statements, continued
Use of Estimates
In preparing financial statements in conformity with generally accepted accounting principles in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Fair Value Measurements
ASC 820 (formerly SFAS No. 157, Fair Value Measurements) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability, or in the absence of a principal market, the most advantageous market for the asset or liability. The price of the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact.
ASC 820 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).
Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability.
Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, ASC 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.
The fair value hierarchy is as follows:
Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that we have the ability to assess as of the measurement date.
Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data or by correlation or other means.
Level 3: Significant unobservable inputs that are supported by little or no market activity and reflect management’s best estimate of fair value from the perspective of a market participant.
Risks and Uncertainties
The Company maintains cash balances at financial institutions located in Southern California that are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents; however cash balances sometimes exceed FDIC limits during the year.

AlliedPath, Inc.
Footnotes to Financial Statements, continued
The Company purchases the reagents and kits used in their Polymerase Chain Reaction (PCR) lab tests from one manufacturer, DxS Diagnostics. As the protocols for these tests are based on certain kits, any failure in the vendor of these kits would create a short term inability to perform PCR tests, impacting revenue. Management believes that alternative protocols using other vendors’ kits could be developed in 3-6 months.
3. Commitments and Contingencies
The Company leases office space and equipment under non-cancelable operating leases. Certain of these leases include renewal options and rent escalation clauses. Rent expense under these leases was approximately $256,200 for 2009. Rent expense under these leases was $144,801 for the six month period ended June 30, 2010 (unaudited).
The minimum rental commitments under operating leases are as follows for the years ending:

December 31,	Total

2010	$218,659
2011	299,190
2012	246,156
2013	176,490

$940,495

The minimum rental commitments under operating leases are as follows for the twelve month periods ending (unaudited):

June 30,	Total

2011	253,545
2012	308,765
2013	209,792
2014	70,956

$843,058

Legal
The Company is not a party in any litigation.
Commitments
The Company has also entered into an employment agreement with two current employees providing them with severance payments and continuing group medical coverage for an 18 month period under certain termination events. These agreements do not have a stated term, and provide for no other monetary commitments.
4. Long-Term Liabilities
Capital Lease Obligations
The Company leases certain equipment located on site, under capital leases which expire at various times through October 2014. The related assets and obligations have been recorded using the Company’s incremental borrowing rate at the inception of the leases. Assets capitalized under capital leases totaled $242,068 and accumulated depreciation was $11,373 at December 31, 2009. Depreciation expense for the year was $11,373, which related to machinery and equipment.

AlliedPath, Inc.
Footnotes to Financial Statements, continued
Minimum annual lease payments under capital leases as of December 31, 2009 are as follows:

2010	$53,805
2011	48,233
2012	44,252
2013	44,252
2014	13,595

Total minimum lease payments, net of imputed interest	$204,137

Minimum annual lease payments under capital leases are as follows for twelve month periods ending (unaudited):

June 30

2011	$53,009
2012	44,252
2013	44,252
2014	35,217
2015	431

Total minimum lease payments, net of imputed interest	$177,161

5. Stockholders’ Equity
Shareholder Notes Payable
In October and November 2009, the Company received $300,000 from the issuance of unsecured promissory notes and warrants to purchase 300,000 shares of Common Stock at $.15 per share to certain shareholders. The unsecured promissory notes bear interest at 7% and have an 18 month maturity. Payments are interest-only for 6 months, at which time the loans amortize fully over the next 12 months. The Company has allocated the proceeds between the promissory notes and the warrants based on their relative fair values. The fair value of the warrants of $20,600 was computed using a Black-Scholes option-pricing-model with the following weighted average assumptions: volatility of 50%, risk free rate of 2.3%, contractual term of 5 years and zero dividend yield. This fair value allocation to the warrants resulted in an initial discount of $20,600 to the carrying amount of the promissory notes which is being accreted and recognized as interest expense over the term of the promissory notes.
In March and April 2010, the Company received an additional $190,000 from the issuance of unsecured promissory notes and warrants to purchase 190,000 shares of Common Stock at $.15 per share to certain shareholders. These unsecured promissory notes bear interest at 7% and have an 18 month maturity. Payments are interest-only for 6 months, at which time the loans amortize fully over the next 12 months. The Company has allocated the proceeds between the promissory notes and the warrants based on their relative fair values. The fair value of the warrants of $25,600 was computed using a Black-Scholes option-pricing-model with the following weighted average assumptions: volatility of 50%, risk free rate of 2.4%, contractual term of 5 years and zero dividend yield. This fair value allocation to the warrants resulted in an initial discount of $25,600 to the carrying amount of the promissory notes which is being accreted and recognized as interest expense over the term of the promissory notes.
Based on the Company’s intent to retire the unsecured promissory notes within 12 months (see subsequent events footnote), the entire balance of the promissory notes have been classified as current liabilities.

AlliedPath, Inc.
Footnotes to Financial Statements, continued
Convertible Notes
In May and June 2010, the Company received a total of $450,000 from the issuance of Convertible Notes to Iris International (see subsequent events footnote). The Convertible Notes rank senior in right of repayment to all existing and future unsecured debt, bear interest at 6% and have a one year maturity. In addition, the Convertible Notes include an automatic conversion into financing stock at a price equal to 75% of the lowest purchase price per share paid for by the investors in a qualified financing, as defined, and an elective conversion into Series A (designated as Series A-1) Preferred Stock at $0.20 a share. Due to the fact that each share of the preferred stock is convertible into one share of common stock, the Company has determined that there is a beneficial conversion feature of $112,500 associated with this issuance and has recorded this amount as a discount on the Convertible Notes and is accreting the discount as interest expense over the one year maturity of the Convertible Notes.
Preferred Stock
In 2009, the Company filed its Amended and Restated Certificate of Incorporation. Upon this amendment, the authorized capital stock of the Company consisted of 25,135,000 shares of Common Stock and 10,135,000 shares of Preferred Stock, of which 7,750,000 are designated as Series A Preferred Stock and 2,385,000 have been designated as Series A-1 Preferred Stock.
The following table summarizes the Preferred Stock activity since inception:

	Number of	Aggregate
	Shares	Proceeds

Issuance of Series A Preferred Stock in 2008	1,550,000	$620,000
Issuance of Series A Preferred Stock in 2009	4,312,500	1,725,000
Balance as of December 31, 2009	5,862,500	$2,345,000
Issuance of Series A Preferred Stock in 2010 (unaudited)	250,000	100,000

Balance as of June 30, 2010 (unaudited)	6,112,500	$2,445,000

The rights, preferences, and privileges of the Preferred Stock are as follows:
Dividends
The holders of Series A-1 Preferred Stock, in preference to the holders of Series A Preferred Stock and Common Stock, are entitled to receive dividends, at the rate of 8% per annum of the applicable original issue price of $0.20 per share, on each outstanding share of Series A-1 Preferred Stock. Such dividends are payable when and if declared by the Board of Directors and are noncumulative. There are currently no shares of Series A-1 Preferred Stock outstanding.
The holders of Series A Preferred Stock, in preference to the holders of Common Stock, are entitled to receive dividends, at the rate of 8% per annum of the applicable original issue price of $0.40 a share, on each outstanding share of Series A Preferred Stock. Such dividends are payable when and if declared by the Board of Directors and are noncumulative.
No dividends have been declared through June 30, 2010.
Voting Rights
The holders of Preferred Stock are entitled to the number of votes equal to the number of shares of Common Stock into which their Preferred Stock is convertible.

AlliedPath, Inc.
Footnotes to Financial Statements, continued
Liquidation Preference
In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Series A-1 Preferred Stock are entitled to receive prior to and in preference to any distribution of the assets of the Company to the holders of Series A Preferred Stock and Common Stock, an amount per share equal to $0.20 plus any declared but unpaid dividends. After the payment of liquidation preference to the holders of Series A-1 Preferred Stock, the holders of the Series A Preferred Stock are entitled to receive prior to and in preference to any distribution of the assets of the Company to the holders of stock, an amount per share equal to $0.40 plus any declared but unpaid dividends. Thereafter, any remaining assets of the Company available for distribution will be distributed ratably to holders of Common Stock.
Conversion
Each share of Preferred Stock is convertible at the holder’s option at any time into a single share of Common Stock. The conversion ratio for Preferred Stock is subject to adjustments for stock dividend, stock split, combination of shares, reorganization, reclassification or other similar events. Additionally, conversion is automatic upon the closing of a firm underwritten public offering of shares of Common Stock of at least $1.00 per share and gross proceeds to the Company of at least $20 million, or upon the affirmative election of the holders of a majority of the outstanding shares of Preferred Stock. In addition, the Preferred Stock is subject to certain anti-dilution provisions.
Common Stock
Substantially all of the outstanding shares of Common Stock have been issued to founders as part of the original capitalization of the Company in 2008. At June 30, 2010, the Company had reserved shares of Common Stock for future issuance as follows:

Stock options outstanding	1,912,917
Stock options available for grant	1,087,083
Conversion of outstanding Preferred Stock	6,112,500
Convertible Notes	2,250,000
Warrants	490,000

11,852,500

Warrants
As discussed more fully in Note 5, the Company issued warrants to purchase 300,000 and 190,000 shares of Common Stock at $0.15 per share in 2009 and 2010, respectively. The warrants were fully vested at issuance, have a 5 year contractual term and remain outstanding as of June 30, 2010.
Options
In 2008, the Company adopted its 2008 Equity Incentive Plan (“the Plan”), under which it is authorized to grant up to 3,000,000 incentive and non-statutory stock options to employees and directors (collectively “employees”) as well as consultants (“non-employees”). Options granted under the Plan expire no later than ten years from the date of grant. The vesting terms of the options vary on an individual by individual basis ranging from immediately to four years from the grant date.

AlliedPath, Inc.
Footnotes to Financial Statements, continued
At June 30, 2010, the Company had 1,087,083 shares of common stock available for future grant under the Plan. Stock option activity under the Plan is as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining
		Exercise	Contractual
	Stock	Price	Term
	Options	($ per share)	(years)

Outstanding at December 31, 2008	—	$—	—
Granted	770,000	0.15
Exercised	—	—
Canceled	—	—

Outstanding at December 31, 2009	770,000	$0.15	9.5
Granted (unaudited)	1,240,000	0.15
Exercised (unaudited)	—
Canceled (unaudited)	(97,083)	0.15

Outstanding at June 30, 2010 (unaudited)	1,912,917	$0.15	9.4

Exercisable at June 30, 2010 (unaudited)	604,271

The fair value of each employee option award is estimated on the grant date using the Black-Scholes option-pricing model and is recognized as stock-based compensation expense on a straight-line basis over the vesting period of the award. The fair value of each non-employee option award is also determined using the Black-Scholes option-pricing model and is remeasured at each reporting period until the underlying tranche vests.
Determining the fair value of stock-based compensation awards under the Black-Scholes option-pricing model requires judgment, including estimating the value per share of the Company’s common stock, expected volatility, expected term and the risk-free interest rate. The assumptions used in calculating the fair value of stock-based compensation awards represents the Company’s best estimates, based on management’s judgment. The Company uses the average volatility of a group of benchmark publicly traded companies as an estimate for expected volatility. For the purposes of determining the expected term in the absence of sufficient historical data relating to stock-option exercises, the Company applies the simplified approach for employee awards, in which the expected term of an award is presumed to be the mid-point between the vesting date and the expiration date of the award. For non-employee awards, the Company uses the contractual life of the award. The risk-free interest rate for periods within the expected or contractual life of the option, as applicable, is based on the United States Treasury yield curve in effect during the period the options were granted. The expected dividend yield is zero, as the Company has not and does not currently intend to declare dividends in the foreseeable future.
The assumptions used in the model were as follows:

Six month ended
	Year ended	June 30, 2010
	December 31, 2009	(unaudited)

Expected volatility	50%-58%	50%-58%
Expected term (in years)	6.1-10.0	6.1-10.0
Risk-free rate	2.6%-3.8%	2.7%-4.0%
Dividend yield	0%	0%
The weighted-average grant date fair value of employee options granted during the year ended December 31, 2009 and the six months ended June 30, 2010 was $0.04 and $0.14 per share, respectively. Total unrecognized compensation cost related to non-vested employee option awards at June 30, 2010 was approximately $121,000 (unaudited) and is expected to be recognized over the next three years. The unrecognized compensation expense related to non-employee option awards is subject to re-measurement and totaled approximately $52,000 (unaudited) as of June 30, 2010.

AlliedPath, Inc.
Footnotes to Financial Statements, continued
Stock-based compensation expense is included in the following line items in the accompanying Statement of Operations for the year ended December 31, 2009 and the six months ended June 30, 2010:

		Six Months Ended
	Year ended	June 30, 2010
	December 31, 2009	(unaudited)

Cost of Goods Sold	$14	$2,046
Research and Development	4,876	219
Sales, General and Administrative Expense	16,904	36,719

Total	$21,794	$38,984

6. Income Taxes
For the periods, 6 months ended June 30, 2010, year ended December 31, 2009, and six months ended June 30, 2009, the current and deferred amount of income tax expense (benefit) in the statement of operations are comprised of the following:

	6 Months Ended	12 Months Ended	6 Months Ended
Current:	June 30, 2010	December 31, 2009	June 30, 2009

Federal	—	—	—
States & City	$800	$800	$800

Total current Tax Expense (benefit)	800	800	800

Deferred:
Federal	—	—	—
States & City	—	—	—
Total Deferred Tax Expense (benefit)	—	—	—

Total Income Tax Expense (benefit)	$800	$800	$800

AlliedPath, Inc.
Footnotes to Financial Statements, continued
A reconciliation of total income taxes and the amount computed by applying the applicable federal income tax rate to earnings before income taxes follows:

	6 Months Ended	12 Months Ended	6 Months Ended
Current:	June 30, 2010	December 31, 2009	June 30, 2009

Computed “expected” tax at 34% statutory rate	$(427,448)	$(774,688)	$(328,150)
Increase (decrease) in taxes resulting from:
State and local income taxes, net of federal benefit	(72,765)	(131,991)	(55,661)
Non-deductible expenses	—	2,430	711
Change in Valuation allowance	501,013	905,049	383,900

Total	$800	$800	$800

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are presented below:

	As of June 30,	As of December 31,
	2010	2009

Deferred tax assets:
Accrued and deferred compensations	$219,349	$128,914
Other	18,710	12,338
Net operating loss carryforwards	1,308,744	890,602

	1,546,803	1,031,854
Valuation allowance	(1,521,766)	(1,021,086)

	25,037	10,768

Deferred tax liabilities:
Depreciation and amortization	(25,037)	(10,768)

Net deferred tax asset	$—	$—

In determining the possible future realization of deferred tax assets, the future taxable income from the following sources is taken into account: (a) the reversal of taxable temporary differences, (b) future operations exclusive of reversing temporary differences and (c) tax planning strategies that, if necessary, would be implemented to accelerate taxable income into years in which net operating losses might otherwise expire.
The Company recorded a valuation allowance of $1,521,766 (unaudited) and $1,021,086 against the deferred tax asset as of June 30, 2010 and December 31, 2009, after considering all available evidence and potential tax-planning strategies related to the amount of the tax asset that is more likely than not to be realized.
As of June 30, 2010, the Company has federal net operating loss carry-forwards of $3,286,000, with $183,000 expiring after 2028, $2,053,000 expiring after 2029, and $1,050,000 expiring after 2030. In addition, the Company has state net operating loss carry-forwards of $3,324,000, with $183,000 expiring after 2028, $2,053,000 expiring after 2029, and $1,088,000 expiring after 2030.

AlliedPath, Inc.
Footnotes to Financial Statements, continued
As of June 30, 2010 and December 31, 2009, the company has no unrecognized tax benefits and the company had no amounts accrued for interest of penalties. The Company’s continuing policy is to recognize estimated interest and/or penalties related to income tax matters as a component of income tax expense. No amounts of interest and/or penalties have thus far been recorded in income tax expense.
The Company is subject to U.S. federal income tax as well as income tax of the State of California. The Company is not currently under examination by the United States Internal Revenue Service or any state taxing authority.
The Company’s income tax returns filed for tax years 2008 and 2009 are subject to examination by the U.S. federal and state taxing authorities. In addition, the Company does not anticipate any change in the amount of unrecognized tax benefits within the next twelve months.
7. Related Party Transaction
The Company has two notes payable to shareholders (see Note 5).
8. Subsequent Events
Management has evaluated material subsequent events requiring recognition or disclosure through October 12, 2010, the date of issuance of the financial statements.
During March and April of 2010, the Company executed three additional shareholder notes payable for a total of $190,000, with the same shareholders and under the same conditions as those disclosed in Note 5.
On July 28, 2010 IRIS INTERNATIONAL, INC. completed the purchase of all the outstanding common and preferred stock of the Company and paid the convertible notes and shareholder notes in full pursuant to a Merger Agreement dates as of July 26, 2010.